Exhibit 4.1

ASSET ACCEPTANCE CAPITAL CORP.

2012 STOCK INCENTIVE PLAN

I.        GENERAL PROVISIONS

1.1        Establishment.    On February 28, 2012, the Board of Asset Acceptance Capital Corp. (the “Company”), adopted the Asset Acceptance Capital Corp. 2012 Stock Incentive Plan, subject to, and effective upon, the approval of shareholders at the Company’s annual meeting of shareholders on May 10, 2012.

1.2        Purpose.    The purpose of the Plan is to (a) promote the best interests of the Company and its shareholders by encouraging Employees, Consultants and Directors of the Company and its Subsidiaries to acquire an ownership interest in the Company by granting stock-based Awards, aligning their interests with those of shareholders, as well as cash-based Awards, and (b) enhance the ability of the Company to attract, motivate and retain qualified Employees and Directors. It is the further purpose of the Plan to authorize certain Awards that will constitute performance-based compensation, as described in Code Section 162(m) and Treasury regulations promulgated thereunder.

1.3        Plan Duration.    Subject to receipt of shareholder approval, the Plan shall continue in effect until its termination by the Board; provided, however, that no new Awards may be granted after February 27, 2022.

1.4        Definitions.    As used in this Plan, the following terms have the meaning described below:

(a)    “Agreement” means the written or electronic document that sets forth the terms of a Participant’s Award.

(b)    “Award” means any form of Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Deferred Stock Unit, Performance Award or Incentive Award granted under the Plan.

(c)    “Board” means the Board of Directors of the Company.

(d)    “Change in Control” means the occurrence of any of the following events:

(i)        The acquisition of ownership by a person, Company or other entity, or a group acting in concert, of fifty-one (51) percent or more, of the outstanding Common Stock of the Company in a single transaction or a series of related transactions within a one-year period;

(ii)        A sale of all or substantially all of the assets of the Company to any person, Company or other entity;

(iii)        A merger or similar transaction between the Company and another entity if the shareholders of the Company do not own a majority of the voting stock of the surviving entity or any parent thereof and a majority in value of the total outstanding stock of such surviving entity or any parent thereof; or

(iv)        During any consecutive two-year period commencing after the adoption of the Plan, individuals who constituted the Board at the beginning of the period (or their approved replacements, as defined herein) cease for any reason to constitute a majority of the Board, with a new Director being considered an “approved replacement” Director if his or her election (or nomination for election) was approved by a vote of at least a majority of the Directors then still in office who either were Directors at the beginning of the period or were themselves approved replacement Directors, but in either case excluding any Director whose initial assumption of office occurred as a result of an actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board.

Provided; however, that there shall not be included within the meaning of “Change in Control,” any such event involving (A) any employee benefit plan (or related trust) sponsored or maintained by the Company; or (b) any of the current shareholders of the Company as of the date of the adoption of this Plan by the Board (or any entity at any time controlled by any such shareholder or shareholders).

Notwithstanding any other Plan provision, to the extent that any payment subject to Code Section 409A is payable on a Change in Control, an event shall not be considered a Change in Control under the Plan with respect to such payment unless the event is also a “change in ownership,” “change in effective control,” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Code Section 409A and regulations thereunder.

(e)    “Change in Position” means, as determined by the Committee in its discretion with respect to any Participant, a significant change in such Participant’s employment relationship with the Company, including but not limited to any or all of the following: (i) such Participant’s involuntary termination of employment or services; (ii) a significant reduction in such Participant’s duties, responsibilities, compensation and/or fringe benefits, or the assignment to such Participant of duties inconsistent with his or her position (all as in effect immediately prior to a Change in Control), whether or not such Participant voluntarily terminates employment or services as a result thereof; or (iii) a significant change in the geographic location of the Participant’s primary workplace.

(f)    “Code” means the Internal Revenue Code of 1986, as amended.

(g)    “Committee” means the Compensation Committee of the Board, or any other committee or sub-committee of the Board, designated by the Board from time to time, comprised solely of two or more Directors who are “Non-Employee Directors,” as defined in Rule 16b-3 of the Exchange Act, “Outside Directors” as defined in Code Section 162(m) and Treasury regulations thereunder, and “Independent Directors” for purposes of the rules and regulations of the Stock Exchange. However, the fact that a Committee member shall fail to qualify under any of these requirements shall not invalidate any Award, if the Award is otherwise validly made under the Plan. The members of the Committee shall be appointed, and may be changed at any time, by the Board at its discretion.

(h)    “Common Stock” means shares of the Company’s authorized common stock.

(i)    “Company” means Asset Acceptance Capital Corp., a Delaware corporation.

(j)    “Consultant” means a consultant or advisor (other than as an Employee or member of the Board) to the Company or a Subsidiary; provided that such person (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction; and (ii) does not promote or maintain a market for the Company’s securities.

(k)    “Continuous Service” means the absence of any interruption or termination of service as an Employee, non-Employee Director or Consultant. Continuous Service shall not be considered interrupted in the case of (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Committee, provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by statute, or unless provided otherwise pursuant to Company policy adopted from time to time; (iv) changes in status from Director to advisory director or emeritus status; or (v) in the case of transfers among locations of the Company, or between the Company or its respective successors. Changes in status between service as an Employee, Director and a Consultant shall not constitute an interruption of Continuous Service.

(l)    “Deferred Stock Unit” means Common Stock that is subject to future delivery in accordance with Section 4.8 of the Plan.

(m)    “Deferred Stock Unit Account” means the bookkeeping entry that reflects a Participant’s Deferred Stock Units.

(n)    “Director” means an individual, other than an Employee, who has been elected or appointed to serve as a member of the Board or as a member of the Board of Directors of any Subsidiary.

(o)    “Disability” means total and permanent disability, as defined in Code Section 22(e); provided, however, that for purposes of a Code Section 409A distribution event, “disability” shall be defined under Code Section 409A and regulatory guidance issued thereunder.

(p)    “Dividend Equivalent” means a credit, made at the discretion of the Committee or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividend paid on one share of Common Stock for each share of Common Stock represented by an Award held by such Participant.

(q)    “Election Form” means the written or electronic means by which a Participant elects to defer compensation through one or more Deferred Stock Units. An Election Form also is used by a Participant to elect the distribution date(s) and payment form for Deferred Stock Units.

(r)    “Employee” means an individual who has an “employment relationship” with the Company or a Subsidiary, as defined in Treasury Regulation 1.421-1(h), whether or not such person is a member of the Board of Directors of the Company or a Subsidiary, and the term “employment” means employment with the Company or a Subsidiary.

(s)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(t)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(u)    “Fair Market Value” means for purposes of determining the value of Common Stock on the Grant Date, the closing price of the Common Stock on the Stock Exchange for the Grant Date. In the event that there were no Common Stock transactions on such date, the Fair Market Value shall be determined as of the immediately preceding date on which there were Common Stock transactions. Unless otherwise specified in the Plan or Agreement, “Fair Market Value” for purposes of determining the value of Common Stock on the date of exercise or Vesting means the closing price of the Common Stock on the Stock Exchange on the last date preceding the date of exercise or Vesting on which there were Common Stock transactions. If the Common Stock is not listed on a Stock Exchange on the relevant date, the Fair Market Value shall be determined for the relevant date by the Board in good faith and in accordance with Code Section 409A and regulations thereunder.

(v)    “Grant Date” means the date on which the Committee (or its delegate pursuant to authority delegated in accordance with Section 1.5(c) of this Plan) authorizes an Award, or such later date as shall be designated by the Committee.

(w)    “Incentive Award” means an Award that is granted in accordance with Article VI.

(x)    “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code.

(y)    “Nonqualified Stock Option” means an Option granted in accordance with Article II that is not an Incentive Stock Option.

(z)    “Option” means either an Incentive Stock Option or a Nonqualified Stock Option.

(aa)  “Participant” means an Employee, Consultant or Director who is designated by the Committee to participate in the Plan.

(bb)  “Performance Award” means any Award of Performance Shares or Performance Units granted pursuant to Article V.

(cc)  “Performance Measures” means the measures of performance of the Company and its Subsidiaries used to determine a Participant’s entitlement to an Award under the Plan. Such performance measures shall have the same meanings as used in the Company’s financial statements, or, if such terms are not used in the Company’s financial statements, they shall have the meaning applied pursuant to generally accepted accounting principles, or as used generally in the Company’s industry. Performance Measures shall be calculated with respect to the Company and each Subsidiary consolidated therewith for financial reporting purposes or such division or other business unit as may be selected by the Committee. For purposes of the Plan, the Performance Measures shall be calculated in accordance with generally accepted accounting principles to the extent applicable, but, unless otherwise determined by the Committee, prior to the accrual or payment of any Award under this Plan for the same performance period and excluding the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the performance goals. Performance Measures shall be one or more of the following, or a combination of any of the following, as determined by the Committee:

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earnings (as measured by net income, net income per share, gross profit, Adjusted EBITDA, operating income, operating income before interest, EBIT, EBITA, EBITDA, pre-tax income, or cash earnings, or earnings as adjusted by excluding one or more components of earnings, including each of the above on a per share and/or segment basis);

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net sales or revenues (as measured by net income, gross profit, operating income, operating income before interest, EBIT, EBITA, EBITDA, pre-tax income, operating cash flow or cash earnings as a percentage of net sales);

¡	gross profit margins;

¡	revenues;

¡	cash flow, operating cash flow, free cash flow, modified cash flow or discounted cash flow;

¡	return on invested capital;

¡	market capitalization, premium of market capitalization to tangible book value; premium of market capitalization to book value;

¡	return on investment (in cash or otherwise), return on equity, assets, net assets, capital or cost of capital;

¡	shareholder value, book value, tangible book value;

¡	total shareholder return;

¡	economic value added;

¡	stock trading multiples;

¡	stock price;

¡	Adjusted EBITDA margin as a percentage of collections;

¡	Adjusted EBITDA as a percentage of average invested capital);

¡	Adjusted EBITDA as a percentage of average equity;

¡	Adjusted EBITDA as a percentage of estimated remaining collections;

¡	Average estimated remaining collections as a percentage of average invested capital;

¡	Enterprise value to adjusted EBITDA multiples, enterprise value to estimated remaining collections multiples, enterprise value to accounts receivable; and

¡	Company’s purchases of charged-off consumer debt.

Performance Measures may be expressed on an absolute and/or relative basis, or a before- or after-tax basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of one or more of its Subsidiaries.

(dd)  “Performance Share” means any grant pursuant to Article V and Section 5.2(b)(i).

(ee)  “Performance Unit” means any grant pursuant to Article V and Section 5.2(b)(ii).

(ff)  “Plan” means the Asset Acceptance Capital Corp. 2012 Stock Incentive Plan, the terms of which are set forth herein, and any amendments thereto.

(gg)  “Restriction Period” means the period of time during which a Participant’s Restricted Stock or Restricted Stock Unit is subject to restrictions and is nontransferable.

(hh)  “Restricted Stock” means Common Stock granted pursuant to Article IV and Section 4.1 that is subject to a Restriction Period.

(ii)  “Restricted Stock Unit” means a right granted pursuant to Article IV and Section 4.1 to receive Restricted Stock, Common Stock or an equivalent value in cash.

(jj)  “Securities Act” means the Securities Act of 1933, as amended.

(kk)  “Stock Appreciation Right” means the right to receive a cash or Common Stock payment from the Company, in accordance with Article III of the Plan.

(ll)  “Stock Exchange” means the principal national securities exchange on which the Common Stock is listed for trading or, if the Common Stock is not listed for trading on a national securities exchange, such other recognized trading market or quotation system upon which the largest number of shares of Common Stock has been traded in the aggregate during the last twenty (20) days before a Grant Date, or date on which an Option is exercised or Award Vests, whichever is applicable, and in each case only if such exchange or system is an “established securities market” as defined in Treasury Regulation 1.897-1(m).

(mm)  “Subsidiary” means a Company or other entity defined in Code Section 424(f) and that is controlled by the Company.

(nn)    “Vest,” “Vested” or “Vesting” means the extent to which an Award granted or issued hereunder has become exercisable, any applicable Restriction Period has terminated or lapsed in accordance with the Plan and the terms of any respective Agreement pursuant to which such Award was granted or issued, or has become payable in whole or in part due to the satisfaction of performance goal(s) set forth in the respective Agreement pursuant to which such Award was granted or issued.

1.5        Administration.

(a)    The Plan shall be administered by the Committee. The Committee shall interpret the Plan, prescribe, amend, and rescind rules and regulations relating to the Plan, and make all other determinations necessary or advisable for its administration. The decision of the Committee on any question concerning the interpretation of the Plan or its administration with respect to any Award granted under the Plan shall be final and binding upon all Participants. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award hereunder.

(b)    In addition to any other powers set forth in the Plan and subject to the provisions of the Plan and Code Section 409A (and in the case of Awards designated as Code Section 162(m) Awards, subject to the requirements of Code Section 162(m)), the Committee shall have the full and final power and authority, in its discretion to:

(i)        Amend, modify, or cancel any Award, or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;

(ii)        Accelerate, continue, or defer the exercisability or Vesting of any Award or any shares acquired pursuant thereto, including without limitation with respect to the period following a Participant’s termination of employment or services with the Company;

(iii)        Authorize, in conjunction with any applicable deferred compensation plan of the Company, that the receipt of cash or Common Stock subject to any Award under this Plan may be deferred under the terms and conditions of such deferred compensation plan; and

(iv)        Determine the terms and conditions of Awards granted to Participants, and whether such terms and conditions have been satisfied, including without limitation as required in Section 7.2 of the Plan.

(c)    Notwithstanding anything in this Plan to the contrary, to the extent permitted by applicable law, the Committee may delegate to the Chief Executive Officer of the Company the authority, subject to such terms and limitations as the Committee shall determine by resolution, to grant Awards to, cancel, modify, or waive rights with respect to, alter, discontinue or terminate Awards held by and otherwise exercise the Committee’s authority under this Plan with respect to Awards held by, Participants who are not persons subject to Section 16 of the Exchange Act. The acts of the Chief Executive Officer pursuant to such delegated authority shall be treated hereunder as acts of the Committee and the Chief Executive Officer shall report regularly to the Committee regarding any Award so granted or other actions taken by the Chief Executive Officer pursuant to such delegated authority.

1.6        Participants.    Participants in the Plan shall be such Employees, Consultants and Directors of the Company and its Subsidiaries as the Committee in its sole discretion may select from time to time. The Committee may grant Awards to an individual upon the condition that the individual become an Employee, Consultant or Director of the Company or a Subsidiary, provided that the Award shall be deemed to be granted only on the date that the individual becomes an Employee, Consultant or Director, as applicable.

1.7        Stock.

(a)    The Company has reserved 3,300,000 shares of the Common Stock for issuance pursuant to stock-based Awards under the Plan (all of which may be granted as Incentive Stock Options). The amount in this Section 1.7 shall be adjusted, as applicable, in accordance with Section 9.1

(b)    The shares subject to any portion of an Award that is forfeited, cancelled, or expires or otherwise terminates without issuance of such shares or is settled for cash, shall, to the extent of such forfeiture, cancellation, expiration, termination or cash settlement, again be available for issuance pursuant to Awards under the Plan to any Participant.

(c)    Shares not issued upon the exercise of a Stock Appreciation Right that settles in Shares, and Shares paid to the Company through the tendering of shares by a Participant or the withholding of shares by the Company, in each case to pay the exercise or purchase price for shares subject to an Award (including, without limitation, Options and Restricted Stock) or to satisfy withholding tax liabilities, shall be added back to the number of shares reserved under the Plan or that remain available for issuance pursuant to Awards under the Plan. Shares issued under Awards granted in assumption, substitution or exchange for previously granted awards of a company acquired by the Company (“Substitute Awards”) shall not reduce the shares available under the Plan, and available shares under a shareholder-approved plan of an acquired company (as appropriately adjusted to reflect the transaction), may be used for Awards under the Plan and shall not reduce the Plan’s share reserve, subject to any stock exchange listing requirements.

1.8        No Repricing.    Except in connection with a corporate transaction described in Section 9.1, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights without the affirmative vote of holders of a majority of the shares of Common Stock represented and entitled to vote at a meeting of the shareholders of the Company.

1.9        Code Section 409A.    It is intended that Awards granted under the Plan shall be exempt from or in compliance with Code Section 409A, and the provisions of the Plan are to be construed accordingly. However, unless specified otherwise herein, in no event shall the Company or a Subsidiary be responsible for any tax or penalty owed by a Participant or beneficiary with regard to Award payments. Notwithstanding anything in the Plan to the contrary, all or part of an Award payment to a Participant who is determined to constitute a Code Section 409A “Specified Employee” at the time of separation from service, shall be delayed (if then required) under Code Section 409A, and paid in an aggregated lump sum within fourteen (14) days after six (6) months have lapsed following the Participant’s separation from service, or the date of the Participant’s death, if earlier. Any remaining payments shall be paid on their regularly scheduled payment dates. For purposes of the Plan and any Agreements issued under the Plan, the phrases “separation from service,” “termination of employment” and “employment termination” shall be deemed to mean “separation from service” as defined by Code Section 409A and regulations thereunder.

II.        STOCK OPTIONS

2.1        Grant of Options.    The Committee, at any time and from time to time, subject to the terms and conditions of the Plan, may grant Options to such Participants and for such number of shares of Common Stock as it shall designate and shall determine the general terms and conditions of exercise, which shall be set forth in a Participant’s Agreement. Any Participant may hold more than one (1) Option under the Plan and any other plan of the Company or Subsidiary. No Option granted hereunder may be exercised after the tenth anniversary of the Grant Date. A Participant’s Agreement may provide for the automatic exercise of an Option as of the last day on which the Option is exercisable, if the Fair Market Value of the aggregate Option shares on such date exceeds the Option exercise price and applicable income and employment withholding taxes. The exercise shall be administered as a net exercise, pursuant to which a sufficient number of shares are withheld from the exercise to satisfy the exercise price and the applicable income and employment withholding taxes. The Committee may designate any Option granted as either an Incentive Stock Option or a Nonqualified Stock Option, or the Committee may designate a portion of an Option as an Incentive Stock Option or a Nonqualified Stock Option. Unless otherwise provided in a

Participant’s Agreement, Options are intended to satisfy the requirements of the exemption for performance-based compensation from the deductibility limitation in Code Section 162(m), to the extent applicable, and, to the extent intended to satisfy such exemption, Option Awards are subject to the limit set forth in Section 7.3 of the Plan but are not otherwise considered Code Section 162(m) Awards subject to Article VII. Dividend Equivalents shall not be paid on Option Awards.

2.2        Incentive Stock Options.    Any Option intended to constitute an Incentive Stock Option shall comply with the requirements of this Section 2.2. An Incentive Stock Option only may be granted to an Employee. No Incentive Stock Option shall be granted with an exercise term that extends beyond ten (10) years from the Grant Date. An Incentive Stock Option shall not be granted to any Participant who owns (within the meaning of Code Section 424(d)) stock of the Company or any Subsidiary possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or a Subsidiary unless, at the Grant Date, the exercise price for the Option is at least one hundred and ten (110) percent of the Fair Market Value of the shares subject to the Option, and the Option, by its terms, is not exercisable more than five (5) years after the Grant Date. The aggregate Fair Market Value of the underlying Common Stock (determined at the Grant Date) as to which Incentive Stock Options granted under the Plan (including a plan of a Subsidiary) may first be exercised by a Participant in any one calendar year shall not exceed $100,000. To the extent that an Option intended to constitute an Incentive Stock Option shall violate the foregoing $100,000 limitation (or any other limitation set forth in Code Section 422), the portion of the Option that exceeds the $100,000 limitation (or violates any other Code Section 422 limitation) shall be deemed to constitute a Nonqualified Stock Option.

2.3        Option Exercise Price.    The Committee shall determine the per share exercise price for each Option granted under the Plan. No Option may be granted with an exercise price below one hundred (100) percent of the Fair Market Value per share of the Common Stock on the Grant Date, determined in accordance with Code Section 409A. Notwithstanding the foregoing, in the context of a merger or acquisitions in which the Plan assumes or substitutes Options, an assumed or substituted Options may have an exercise price below Fair Market Value to the extent in compliance with Code Section 424 and Treasury Regulations thereunder.

2.4        Payment for Option Shares.    The purchase price for shares of Common Stock to be acquired upon exercise of an Option granted hereunder shall be paid in full in cash or by personal check, bank draft or money order at the time of exercise; provided, however, that in lieu of such form of payment, unless otherwise provided in a Participant’s Agreement, payment may be made by (i) tendering shares of Common Stock to the Company, which are withheld from the Option being exercised, or are or are freely owned and held by the Participant independent of any restrictions or hypothecations; (ii) delivery to the Company of a properly executed exercise notice, acceptable to the Company, together with irrevocable instructions to the Participant’s broker to deliver to the Company sufficient cash to pay the exercise price and any applicable income and employment withholding taxes, in accordance with a written agreement between the Company and the brokerage firm; (iii) delivery of other consideration approved by the Committee having a Fair Market Value on the exercise date equal to the total purchase price; or (iv) any combination of the foregoing. Shares of Common Stock surrendered upon exercise shall be valued at Fair Market Value, and the certificate(s) for such shares shall be duly endorsed for transfer or accompanied by appropriate stock powers and shall be surrendered to the Company. Exercises of Options granted pursuant to the Plan using any of the above methods shall not entitle the Participant or other holder of the Option to receive any “replacement” or “reload” grant or award pursuant to any replacement option or similar program now or hereafter existing at the Company.

III.        STOCK APPRECIATION RIGHTS

3.1        Grant of Stock Appreciation Rights.    Stock Appreciation Rights may be granted, held and exercised in such form and upon such general terms and conditions as determined by the Committee on an individual basis. A Stock Appreciation Right may be granted to a Participant with respect to such number of shares of Common Stock of the Company as the Committee may determine. No Stock Appreciation Right shall be granted with an exercise term that extends beyond ten (10) years from the Grant Date. Unless otherwise provided in a Participant’s Agreement, Stock Appreciation Rights are intended to satisfy the requirements of the exemption for performance-based compensation from the deductibility limitation in Code Section 162(m), to the extent applicable, and, to the extent intended to satisfy such exemption, Stock Appreciation Rights Awards are subject to the limit set forth in Section 7.3 of the Plan but are not otherwise considered Code Section 162(m) Awards subject to Article VII. Dividend Equivalents shall not be paid on Stock Appreciation Right Awards.

3.2        Exercise Price.    The Committee shall determine the per share exercise price for each Stock Appreciation Right granted under the Plan; provided, however, that the exercise price of a Stock Appreciation Right shall not be less than one hundred (100) percent of the Fair Market Value per share on the Grant Date. Notwithstanding the foregoing, in the context of a merger or acquisitions in which the Plan assumes or substitutes Stock Appreciation Rights, an assumed or substituted Stock Appreciation Right may have an exercise price below Fair Market Value to the extent in compliance with Code Section 424 and Treasury Regulations thereunder.

3.3        Exercise of Stock Appreciation Rights.    A Stock Appreciation Right shall be deemed exercised upon receipt by the Company of written notice of exercise from the Participant. The Committee shall specify in a Participant’s Agreement whether payment shall be made in cash or shares of Common Stock, or any combination thereof. A Participant’s Agreement may provide for the automatic exercise of a Stock Appreciation Right as of the last day on which the Stock Appreciation Right is exercisable, if the Fair Market Value of the Stock Appreciation Right on such date exceeds the Stock Appreciation Right exercise price and applicable income and employment withholding taxes. The exercise shall be administered as a net exercise, pursuant to which a sufficient amount of cash or shares, as applicable is withheld from the exercise to satisfy the exercise price and applicable income and employment withholding taxes.

3.4        Stock Appreciation Right Payment.    Upon exercise of a Stock Appreciation Right, a Participant shall be entitled to payment from the Company, in cash, shares, or partly in each (as determined by the Committee in accordance with any applicable terms of the Agreement), of an amount equal to the difference between (a) the aggregate Fair Market Value on the exercise date for the specified number of shares being exercised, and (b) the aggregate exercise price for the specified number of shares being exercised.

IV.        RESTRICTED STOCK, RESTRICTED STOCK UNITS AND DEFERRED STOCK UNITS

4.1        Grant of Restricted Stock and Restricted Stock Units.    Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant Awards of Restricted Stock and Restricted Stock Units under the Plan to such Participants and in such amounts as it shall determine.

4.2        Agreement.    Each Award of Restricted Stock or Restricted Stock Units shall be evidenced by an Agreement that shall specify the terms of the restrictions, including the Restriction Period,

or periods, the number of Common Stock shares or units subject to the Award, the purchase price for the shares of Restricted Stock, if any, the form of consideration that may be used to pay the purchase price of the Restricted Stock, including those specified in Section 2.4, and such other general terms and conditions, including performance goal(s), as the Committee shall determine.

4.3        Transferability.    Except as provided in this Article IV and Section 10.3 of the Plan, the shares of Common Stock subject to an Award of Restricted Stock or Restricted Stock Units granted hereunder may not be transferred, pledged, assigned, or otherwise alienated or hypothecated until the termination of the applicable Restriction Period or for such period of time as shall be established by the Committee and specified in the applicable Agreement, or upon the earlier satisfaction of other conditions as specified by the Committee in its sole discretion and as set forth in the applicable Agreement.

4.4        Other Restrictions.    The Committee shall impose such other restrictions on any shares of Common Stock subject to an Award of Restricted Stock or Restricted Stock Units under the Plan as it may deem advisable including, without limitation, restrictions under applicable Federal or State securities laws, and the issuance of a legended certificate of Common Stock representing such shares to give appropriate notice of such restrictions (or, if issued in book entry form, a notation with similar restrictive effect with respect to the book entry representing such shares). Subject to Code Section 409A, the Committee shall have the discretion to waive the applicable Restriction Period with respect to all or any part of the Common Stock subject to an Award of Restricted Stock or Restricted Stock Units that has not been granted as a Code Section 162(m) Award.

4.5        Voting Rights.    During the Restriction Period, Participants holding issued and outstanding shares of Common Stock subject to an Award of Restricted Stock may exercise full voting rights with respect to the Restricted Stock while such Award remains outstanding.

4.6        Dividends and Dividend Equivalents.

(a)    Except as set forth below or in a Participant’s Agreement, a Participant shall be entitled to receive all dividends and other distributions paid with respect to issued and outstanding shares of Common Stock subject to an Award of Restricted Stock while such Award remains outstanding. If any dividends or distributions are paid in shares of Common Stock during the Restriction Period applicable to an Award of Restricted Stock, the dividend or other distribution shares shall be subject to the same restrictions on transferability as the shares of Common Stock with respect to which they were paid.

(b)    The Committee, in its discretion, may provide in the Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Common Stock having a record date prior to the date on which Restricted Stock Units held by such Participant are settled. Such Dividend Equivalents, if any, shall be paid by crediting the Participant with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Common Stock. The number of additional Restricted Stock Units (rounded to the nearest whole number) to be so credited shall be determined by dividing (i) the amount of cash dividends paid on such date with respect to the number of shares of Common Stock represented by the Restricted Stock Units previously credited to the Participant as of the record date of such dividend, by (ii) the Fair Market Value per share of Common Stock on such date. Such additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time or times (or as soon thereafter as practicable) as the corresponding Restricted Stock Units on which the Dividend Equivalent was paid. In the event of a dividend or distribution paid in shares of Common Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 9.1, appropriate adjustments shall be made in the Participant’s Restricted Stock Unit so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the shares of Common Stock issuable upon settlement of the Restricted Stock Unit, and all such new, substituted or additional securities or other property shall be immediately subject to the same restrictions as are applicable to the Restricted Stock Unit.

4.7        Settlement of Restricted Stock Units.    If a Restricted Stock Unit is payable in Common Stock, the Company shall issue to a Participant, on the date on which Restricted Stock Units subject to the Participant’s Award Vest or on such other date determined by the Committee, in its discretion, and set forth in the Agreement, one (1) share of Common Stock or the Fair Market Value thereof in cash, and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 9.1 for each Restricted Stock Unit then becoming Vested or otherwise to be settled on such date, subject to the withholding of applicable taxes. Notwithstanding any other provision in this Plan to the contrary, any Restricted Stock Unit, whether settled in Common Stock or cash, shall be paid no later than two and a half (2 1/2) months after the later of the end of the fiscal or calendar year in which the Restricted Stock Unit Vests.

4.8        Deferred Stock Units.

(a)    The Committee may permit any Participant who is a Director, Consultant or member of a select group of management or highly compensated Employees (within the meaning of the Section 301(a)(3) of ERISA), to irrevocably elect, pursuant to an Election Form acceptable to the Committee, to forego the receipt of cash or other compensation (including shares deliverable pursuant to any Award other than Restricted Stock for which a Code Section 83(b) election has been made), and in lieu thereof have the Company credit the Participant’s Deferred Stock Unit Account with the number of Deferred Stock Units having a Fair Market Value equal to the shares and other compensation deferred. These credits shall be made at the end of each calendar month during which compensation is deferred. Each Election Form shall take effect on the first day of the next calendar year (or on the first day of the next calendar month in the case of initial eligibility, described below). Election Forms shall be ineffective with respect to any compensation that a Participant earns before the date on which the Company receives the Election Form. An Election Form must be submitted to the Committee no later than December 31st of the calendar year preceding the calendar year in which the Participant first performs the services that are attributable to the compensation being deferred. Notwithstanding the foregoing, any Participant who first becomes eligible to defer compensation under the Plan and is not eligible to defer or otherwise accrue an amount of deferred compensation under any other plan or arrangement that is maintained by the Company or any other Affiliate that would be considered a single employer with the Company pursuant to Code Sections 414(b) or 414(c) and constitutes a single plan under Treasury Regulation §1.409A-1(c)(2)(A), may submit his or her Election Form to the Committee no later than thirty (30) days after the date on which the Participant first becomes eligible to defer compensation under the Plan; provided that the deferral relates to services not yet performed by the Participant. The Committee may reject any Election Form that it determines in its sole discretion does not satisfy the requirements of this paragraph. In addition, the Committee may unilaterally make Awards in the form of Deferred Stock Units, regardless of whether or not the Participant elects to forego other compensation.

(b)    Unless an Agreement expressly provides otherwise, each Participant shall be one hundred (100) percent Vested at all times in any shares subject to Deferred Stock Units.

(c)    Upon distribution, a Participant shall receive one (1) share for each Deferred Stock Unit, payable in five (5) substantially equal annual installments that are issued before the last day of each of the five (5) calendar years ending after the date on which the Participant incurs a separation form service, unless:

(i)        the Participant has properly elected a different form of distribution on the Election Form approved by the Committee that permits the selection of any combination of a lump sum and annual installments which are triggered by and completed within ten (10) years following the Participant’s separation from service, and

(ii)        the Company received the Participant’s Election Form at the time the Participant elects to defer the receipt of cash or other compensation pursuant to this Section 4.8; provided that such election may be changed through any subsequent election that (i) is delivered to the Company at least one (1) year before the date on which distribution is otherwise scheduled to commence pursuant to the Participant’s previous Election Form, and (ii) defers the commencement of the distributions by at least five (5) years from the originally scheduled commencement date. Fractional shares shall not be issued, and instead shall be paid out in cash.

(d)    Whenever shares are issued to a Participant pursuant to Section 4.8(c) above, such Participant shall also be entitled to receive, with respect to each share issued, cash dividends or a number of shares equal to the sum of (i) any stock dividends, which were declare and paid to the holders of shares between the Grant Date and the date such share is issued, and (ii) a number of shares equal to the shares that the Participant could have purchased at Fair Market Value on the payment date of any cash dividends for shares if the Participant had received such cash dividends between the Grant Date and the settlement date for the Deferred Stock Units.

(e)    In the event a Participant incurs an unforeseeable emergency as described herein that is permissible under Code Section 409A, the Participant may apply to the Company for an immediate distribution of all or a portion of the Participant’s Deferred Stock Units. The unforeseeable emergency may result from a sudden and unexpected illness or accident of the Participant, the Participant’s spouse or a dependent (within the meaning of Code Section 152(a)) of the Participant, casualty loss of the Participant’s property, or other similar extraordinary and unforeseeable conditions beyond the control of the Participant. Examples that are not unforeseeable emergencies include post-secondary school expenses and the purchase or intent to purchase a residence. In no event shall a distribution be made to the extent that the unforeseeable emergency could be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s nonessential assets to the extent such liquidation would not itself cause a financial hardship. The amount of any distribution herein shall be limited to the amount necessary to relieve the Participant’s unforeseeable emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. The Committee, in its sole and absolute discretion, shall determine whether a Participant has a qualifying unforeseeable emergency and the amount that qualifies for distribution, if any. The Committee may require evidence of the purpose and the amount of the need, and may establish such application or other procedures as it deems appropriate.

V.        PERFORMANCE AWARDS

5.1        Grant of Performance Awards.    The Committee, at its discretion, may grant Performance Awards to Participants and may determine, on an individual or group basis, the performance goal or goals to be attained pursuant to each Performance Award.

5.2        Terms of Performance Awards.

(a)    Performance Awards shall consist of rights to receive cash, Common Stock or a combination of each, if designated performance goal(s) are achieved. The terms of a Participant’s Performance Award shall be set forth in a Participant’s Agreement. Each Agreement shall specify the performance goal or goals, which may include the Performance Measures, applicable to a particular Participant or group of Participants, the period over which the targeted goal(s) are to be attained, the payment schedule if the goal(s) are attained, and any other general terms as the Committee shall determine and conditions applicable to an individual Performance Award. Subject to Section 409A, the Committee, at its discretion, may waive all or part of the conditions, goals and restrictions applicable to the receipt of full or partial payment of a Performance Award that has not been granted as a Code Section 162(m) Award.

(b)    Performance Awards may be granted as Performance Shares or Performance Units, at the discretion of the Committee. Performance Awards shall be paid no later than two and a half (2 1/2) months after the later of the end of the fiscal or calendar year in which the Performance Award is no longer subject to a substantial risk of forfeiture.

(i)        In the case of Performance Shares, the Participant may receive a legended certificate of Common Stock, restricted from transfer prior to the satisfaction of the designated performance goal(s) and restrictions (or shares may be issued in book entry form with a notation having similar restrictive effect with respect to the book entry representing such shares), as determined by the Committee and specified in the Participant’s Agreement. Prior to satisfaction of the performance goal(s) and restrictions, the Participant shall be entitled to vote the Performance Shares to the extent such shares are issued and outstanding. Further, any dividends paid on such shares during the performance period automatically shall be reinvested on behalf of the Participant in additional Performance Shares under the Plan, and such additional shares shall be subject to the same performance goal(s) and restrictions as the other shares under the Performance Share Award.

(ii)        In the case of Performance Units, the Participant shall receive an Agreement from the Committee that specifies the performance goal(s) and restrictions that must be satisfied before the Company shall issue the payment, which may be cash, a designated number of shares of Common Stock, or a combination thereof.

VI.        INCENTIVE AWARDS

6.1        Grant of Incentive Awards.

(a)    The Committee, at its discretion, may grant Incentive Awards to such Participants as it may designate from time to time. The terms of a Participant’s Incentive Award shall be set forth in the Participant’s individual Agreement. Each Agreement shall specify such general terms and conditions as the Committee shall determine.

(b)    The determination of Incentive Awards for a given year or years may be based upon the attainment of specified levels of Company or Subsidiary performance as measured by pre-established, objective performance criteria determined at the discretion of the Committee, including any or all of the Performance Measures.

(c)    The Committee shall (i) select those Participants who shall be eligible to receive an Incentive Award, (ii) determine the performance period, (iii) determine target levels of performance, and (iv) determine the level of Incentive Award to be paid to each selected Participant upon the achievement of each performance level. The Committee generally shall make the foregoing determinations prior to the commencement of services to which an Incentive Award relates (or within the permissible time period established under the exemption from the deductibility limitation in Code Section 162(m) and the regulations promulgated thereunder), to the extent applicable, and while the outcome of the performance goals and targets is uncertain.

6.2        Payment of Incentive Awards.

(a)    Incentive Awards shall be paid in cash or Common Stock, as set forth in a Participant’s Agreement. Payments shall be made following a determination by the Committee that the performance targets were attained and shall be made within two and a half (2 1/2) months after the later of the end of the fiscal or calendar year in which the Incentive Award is no longer subject to a substantial risk of forfeiture.

(b)    The amount of an Incentive Award to be paid upon the attainment of each targeted level of performance shall equal a percentage of a Participant’s base salary for the fiscal year, a fixed dollar amount, or such other formula, as determined by the Committee.

VII.        CODE SECTION 162(M) AWARDS

7.1        Awards Granted Under Code Section 162(m).    The Committee, at its discretion, may designate that a Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit or Incentive Award shall be granted as a Code Section 162(m) Award. Such an Award must comply with the following additional requirements, which shall control over any other provision that pertains to such Award under Articles IV, V and VI.

(a)    Each Code Section 162(m) Award shall be based upon the attainment of specified levels of pre-established, objective Performance Measures that are intended to satisfy the performance based compensation exemption requirements of Code Section 162(m) and the regulations promulgated thereunder. Further, at the discretion of the Committee, an Award also may be subject to goals and restrictions in addition to the Performance Measures.

(b)    For each Code Section 162(m) Award, the Committee shall (i) select the Participant who shall be eligible to receive a Code Section 162(m) Award, (ii) determine the applicable performance period, (iii) determine the target levels of the Company or Subsidiary Performance Measures, and (iv) determine the number of shares of Common Stock or cash or other property (or combination thereof) subject to an Award to be paid to each selected Participant. The Committee shall make the foregoing determinations prior to the commencement of services to which an Award relates (or within the permissible time period established under Code Section 162(m)) and while the outcome of the performance goals and targets is uncertain.

7.2        Attainment of Code Section 162(m) Goals.

(a)    After each performance period, the Committee shall certify in writing (which may include the written minutes for any meeting of the Committee): (i) if the Company has attained the performance targets, and (ii) the number of shares pursuant to the Award that are to become freely transferable, if applicable, or the cash or other property payable under the Award. The Committee shall have no discretion to waive all or part of the conditions, goals and restrictions applicable to the receipt of full or partial payment of an Award except in the case of the death or Disability of a Participant.

(b)    Notwithstanding the foregoing, the Committee may, in its discretion, reduce any Award based on such factors as may be determined by the Committee, including, without limitation, a determination by the Committee that such a reduction is appropriate in light of pay practices of competitors, or the performance of the Company, a Subsidiary or a Participant relative to the performance of competitors, or performance with respect to the Company’s strategic business goals.

7.3        Individual Participant Limitations.    Subject to adjustment as provided in Section 9.1, with respect to Awards intended to be Code Section 162(m) Awards and Option and Stock Appreciation Rights Awards intended to be exempt from the deductibility limitation in Code Section 162(m), no Employee Participant in any one fiscal year of the Company may be granted (a) Options or Stock Appreciation Rights with respect to more than 500,000 shares of Common Stock each; (b) Restricted Stock or Restricted Stock Units with respect to more than 500,000 shares each; and (c) Performance Awards and Incentive Awards that are denominated in shares of Common Stock with respect to more than 500,000 shares each. The maximum dollar value payable to any Employee Participant in any one (1) fiscal year of the Company with respect to Restricted Stock Units, Performance Awards or Incentive Awards that may be settled in cash or other property (other than Common Stock) is $3,000,000. If an Award is cancelled, the cancelled Award shall continue to be counted towards the applicable limitations.

VIII.        TERMINATION OF EMPLOYMENT OR SERVICES

8.1        Options and Stock Appreciation Rights.    Unless otherwise provided in a Participant’s Agreement:

(a)    If, prior to the date when an Option or Stock Appreciation Right first becomes Vested, a Participant’s employment or services are terminated for any reason (other than as provided in Section 9.2 following a Change in Control), the Participant’s right to exercise the Option or Stock Appreciation Right shall terminate and all rights thereunder shall cease.

(b)    If, on or after the date when an Option or Stock Appreciation Right first becomes Vested, a Participant’s employment or services are terminated for any reason other than the Participant’s death or Disability, the Participant shall have the right, within the earlier of (i) the expiration of the Option or Stock Appreciation Right, and (ii) three (3) months after termination of employment or services, as applicable, to exercise the Option or Stock Appreciation Right to the extent that it was exercisable and unexercised on the date of the Participant’s termination of employment or services, subject to any other limitation on the exercise of the Option or Stock Appreciation Right in effect on the date of exercise.

(c)    If, on or after the date when an Option or Stock Appreciation Right first becomes Vested, a Participant’s employment or services are terminated due to the Participant’s death while the Option or Stock Appreciation Right is still exercisable, the person or persons to whom the Option or Stock Appreciation Right shall have been transferred by will or the laws of descent and distribution shall have the right within the exercise period specified in the Participant’s Agreement to exercise the Option or Stock Appreciation Right to the extent that it was unexercised on the Participant’s date of death, subject to any other limitation on exercise in effect on the date of exercise. The beneficial tax treatment of an Incentive Stock Option may be forfeited if the Option is exercised more than one (1) year after a Participant’s date of death.

(d)    If, on or after the date when an Option or Stock Appreciation Right first becomes Vested, a Participant’s employment or services are terminated due to the Participant’s Disability, the Participant shall have the right, within the exercise period specified in the Participant’s Agreement, to exercise the Option or Stock Appreciation Right to the extent that it was exercisable and unexercised on the date of the Participant’s termination of employment or services due to Disability, subject to any other limitation on the exercise of the Option or Stock Appreciation Right in effect on the date of exercise. If the Participant dies after termination of employment or services, as applicable, while the Option or Stock Appreciation Right is still exercisable, the Option or Stock Appreciation Right shall be exercisable in accordance with the terms of paragraph (c) above.

For the avoidance of doubt, the Committee, at the time of a Participant’s termination of employment or services, may accelerate a Participant’s right to exercise an Option or Stock Appreciation Right or, subject to Code Section 409A and Sections 2.1 and 3.1 of the Plan, may extend the term of the Option or Stock Appreciation Right.

8.2        Restricted Stock, Restricted Stock Units, Performance Awards and Incentive Awards.

(a)    With respect to any Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Incentive Award, except as otherwise provided in the related Agreement, if the Participant’s employment or services are terminated for any reason, any portion of such Award not yet Vested automatically shall terminate and be forfeited by the Participant (or, if the Participant was required to pay a purchase price for Restricted Stock subject to such Award, other than for the performance of services, the Company shall have the option to repurchase any shares acquired by the Participant which are still subject to the Restriction Period for the purchase price paid by the Participant).

(b)    For the avoidance of doubt, the Committee, in its sole discretion, may provide in a Participant’s Agreement for the continuation of an Award after a Participant’s employment or services are terminated or may waive or, subject to Code Section 409A, change the remaining restrictions or conditions, or add additional restrictions or conditions, as it deems appropriate. The Committee shall not waive any restrictions on a Code Section 162(m) Award, but the Committee may provide in the related Agreement or otherwise that upon the Participant’s termination of employment due to death or Disability prior to Vesting that the Award shall be deemed to Vest on terms determined by the Committee.

IX.        ADJUSTMENTS AND CHANGE IN CONTROL

9.1        Adjustments.

(a)    The total amount of Common Stock and kind of security for which Awards may be issued under the Plan, and the number and kind of shares or securities subject to any such grants or Awards (both as to the number of shares of Common Stock and the Option price), shall be adjusted pro rata for any increase or decrease in the number of outstanding shares of Common Stock or kind of securities resulting from a subdivision or combination of shares of Common Stock, a reclassification of Common Stock or stock dividend or other extraordinary distribution (whether in the form of cash, shares of Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of

Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event that affects the Common Stock such that an adjustment is determined by the Board to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan and Awards under the Plan. Such adjustments shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.

(b)    In the event of a proposed dissolution or liquidation of the Company, the Committee shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Committee in its discretion may provide for a Participant to have the right (i) to exercise his or her Option or Stock Appreciation Right, in full until ten (10) days prior to such transaction as to all of the shares of Common Stock covered thereby, including shares as to which the Option or Stock Appreciation Right would not otherwise be exercisable, and (ii) to become fully Vested in and to settle in full any Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Awards or Incentive Awards. In addition, the Committee may provide that any repurchase option of the Company applicable to the shares purchased upon exercise of an Option or Stock Appreciation Right or received pursuant to any Restricted Stock, Restricted Stock Units, Deferred Stock Units Performance Awards or Incentive Awards shall lapse as to all such shares, provided that the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent not previously exercised or Vested, an Award shall terminate immediately prior to the consummation of the proposed dissolution or liquidation.

(c)    In the event of a merger of the Company with or into another corporation, the sale of substantially all of the assets of the Company, or the reorganization or consolidation of the Company, it is intended that each outstanding Award shall be assumed or an equivalent option or right substituted by the successor corporation or the parent or a subsidiary of the successor corporation. For the purpose of this Section, an Award shall be considered assumed or substituted if, following the merger, sale of assets, reorganization or consolidation, the assumed or substituted option or right confers on the Participant the right to purchase or receive, for each share covered by the Participant’s Award, immediately prior to such transaction, the consideration (whether stock, cash or other securities or property) received in the transaction by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction is not solely common stock of the successor corporation (or the parent or a subsidiary thereof), the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each share of Common Stock subject to the Award to be solely common stock of the successor corporation (or the parent or a subsidiary thereof) equal in Fair Market Value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

(d)    In the event that such successor corporation (or the parent or a subsidiary thereof) described in Section 9.1(c) above refuses to assume or substitute for an Award, the Committee shall fully Vest in (and in the case of Options and Stock Appreciation Rights have the right to exercise for at least ten (10) days prior to such transaction) the Award in full, including shares that would not otherwise be Vested or exercisable. If an Award becomes fully Vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Committee shall notify the Participant in writing or electronically that the Award shall be fully Vested and exercisable for a period of fifteen (15) days from the date of such notice, and such Award shall terminate upon the expiration of such period.

(e)    Notwithstanding Section 9.1(d), with regard to Options and Stock Appreciation Rights, in lieu of providing notice and a designated exercise period prior to a Change in Control, the Committee may, in its sole discretion, and without the consent of any Participant, determine that, upon the occurrence of the Change in Control, any Option or Stock Appreciation Right outstanding immediately prior to the Change in Control shall be cancelled in exchange for a cash payment with respect to each Vested share of Common Stock subject to such cancelled Option or Stock Appreciation Right in an amount having a Fair Market Value equal to the excess of the Fair Market Value of the consideration to be paid per share of Common Stock in the Change in Control transaction over the exercise price per share under such Option or Stock Appreciation Right (the “Spread”). In the event such determination is made by the Committee, the Spread (reduced by applicable withholding taxes, if any), shall be paid to each such Participant as soon as practicable following the date of the Change in Control.

(f)    The foregoing adjustments shall be made by the Committee. Any such adjustments may provide for the elimination of any fractional share that might otherwise become subject to an Award.

9.2        Change in Position Following Change in Control.    Notwithstanding anything contained herein to the contrary, unless otherwise provided by the Committee in a Participant’s Agreement or elsewhere, upon a Participant’s Change in Position within one (1) year following a Change in Control, the following shall occur: (i) any outstanding Option or Stock Appreciation Right granted hereunder immediately shall become fully Vested and exercisable, regardless of any installment provision applicable to such Option or Stock Appreciation Right; (ii) the remaining Restriction Period on any shares of Common Stock subject to Restricted Stock or a Restricted Stock Unit granted hereunder immediately shall lapse and the shares shall become fully transferable, subject to any applicable Federal or State securities laws; (iii) all performance goals and conditions shall be deemed to have been satisfied and all restrictions shall lapse on any outstanding Performance Awards, which immediately shall become payable; (iv) all performance targets and performance levels shall be deemed to have been satisfied for any outstanding Incentive Awards, which immediately shall become payable); and (v) all Deferred Stock Units shall be settled through their conversion, on a one-for-one basis of units for shares, into shares that are fully transferrable, subject to any applicable Federal or State securities laws.

X.        MISCELLANEOUS

10.1        Partial Exercise/Fractional Shares.    The Committee may permit, and shall establish procedures for, the partial exercise of Options and Stock Appreciation Rights granted under the Plan. No fractional shares shall be issued in connection with the exercise of an Option or Stock Appreciation Right or payment of a Performance Award, Restricted Stock Award, Restricted Stock Unit Award, or Incentive Award; instead, the Fair Market Value of the fractional shares shall be paid in cash, or at the discretion of the Committee, the number of shares shall be rounded down to the nearest whole number of shares and any fractional shares shall be disregarded.

10.2        Rights Prior to Issuance of Shares.    No Participant shall have any rights as a shareholder with respect to shares covered by an Award until the issuance of a stock certificate for such shares (or book entry representing such shares has been made and such shares have been deposited with the appropriate registered book-entry custodian). No adjustment shall be made for dividends or other rights with respect to such shares for which the record date is prior to the date the certificate is issued or book entry is made except as otherwise provided in the Plan or a Participant’s Agreement or by the Committee.

10.3        Non Assignability; Certificate Legend; Removal.

(a)    Except as described below or as otherwise determined by the Committee in a Participant’s Agreement, no Award shall be transferable by a Participant except by will or the laws of descent and distribution, and an Option, Stock Appreciation Right or Deferred Stock Unit shall be exercised or settled only by a Participant during the lifetime of the Participant. Notwithstanding the foregoing, a Participant may assign or transfer to a family member (or trust or other entity for the benefit of the Participant or the Participant’s family members), without consideration, an Award that is not an Incentive Stock Option with the consent of the Committee (each transferee thereof, a “Permitted Assignee”); provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and any Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan.

(b)    Each certificate representing shares of Common Stock subject to an unvested Award, to the extent a certificate is issued, shall bear the following legend:

  The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer set forth in the Asset Acceptance Capital Corp. 2012 Stock Incentive Plan (“Plan”), rules and administrative guidelines adopted pursuant to such Plan and an Agreement dated                   ,         . A copy of the Plan, such rules and such Agreement may be obtained from the Secretary of Asset Acceptance Capital Corp.

If shares are issued in book entry form, a notation to the same restrictive effect as the legend above shall be placed on the transfer agent’s books in connection with such shares.

(c)    Subject to applicable Federal and State securities laws, issued shares of Common Stock subject to an Award shall become freely transferable by the Participant after all applicable restrictions, limitations, performance requirements or other conditions have terminated, expired, lapsed or been satisfied. Once such issued shares of Common Stock are released from such restrictions, limitations, performance requirements or other conditions, the Participant shall be entitled to have the legend required by this Section 10.3 removed from the applicable Common Stock certificate (or notation removed from such book entry).

10.4        Securities Laws.

(a)    Anything to the contrary herein notwithstanding, the Company’s obligation to sell and deliver Common Stock pursuant to the exercise of an Option or Stock Appreciation Right or deliver Common Stock pursuant to a Restricted Stock Award, Restricted Stock Unit, Deferred Stock Unit, Performance Award or Incentive Award is subject to such compliance with Federal and State laws, rules and regulations applying to the authorization, issuance or sale of securities as the Company deems necessary or advisable. The Company shall not be required to sell and deliver or issue Common Stock unless and until it receives satisfactory assurance that the issuance or transfer of such shares shall not violate any of the provisions of the Securities Act or the Exchange Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder or those of the Stock

Exchange or any stock exchange on which the Common Stock may be listed, the provisions of any State or foreign laws governing the sale of securities, or that there has been compliance with the provisions of such acts, rules, regulations and laws.

(b)    The Committee may impose such restrictions on any shares of Common Stock acquired pursuant to the exercise of an Option or Stock Appreciation Right or the grant of Restricted Stock or Restricted Stock Units or the payment of a Performance Award or Incentive Award under the Plan as it may deem advisable, including, without limitation, restrictions (i) under applicable Federal securities laws; (ii) under the requirements of the Stock Exchange or any other securities exchange or recognized trading market or quotation system upon which such shares of Common Stock are then listed or traded; and (iii) under any blue sky or State or foreign securities laws applicable to such shares.

10.5        Withholding Taxes.

(a)    The Company shall have the right to withhold from a Participant’s compensation or require a Participant to remit sufficient funds to satisfy applicable withholding for income and employment taxes upon the exercise of an Option or Stock Appreciation Right or the lapse of the Restriction Period on a Restricted Stock Award or Restricted Stock Unit, or the payment of a Performance Award or Incentive Award or the settlement of a Deferred Stock Unit Award. A Participant may, in order to fulfill the withholding obligation, tender previously-acquired shares of Common Stock or have shares of stock withheld from the exercise, provided that the shares have an aggregate Fair Market Value sufficient to satisfy in whole or in part the applicable withholding taxes. The broker-assisted exercise procedure described in Section 2.4(ii) may also be utilized to satisfy the withholding requirements related to the exercise of an Option. At no point shall the Company withhold more shares than are necessary to meet the established tax withholding requirements of federal, state and local obligations.

(b)    Notwithstanding the foregoing, a Participant may not use shares of Common Stock to satisfy the withholding requirements to the extent that (i) there is a substantial likelihood that the use of such form of payment or the timing of such form of payment would subject the Participant to a substantial risk of liability under Section 16 of the Exchange Act; or (ii) such withholding would constitute a violation of the provisions of any law or regulation (including the Sarbanes-Oxley Act of 2002).

10.6        Termination and Amendment.

(a)    The Board may terminate the Plan, or the granting of Awards under the Plan, at any time.

(b)    The Board may amend or modify the Plan at any time and from time to time, and the Committee may amend or modify the terms of an outstanding Agreement at any time and from time to time, but no amendment or modification, without the approval of the shareholders of the Company, shall (i) materially increase the benefits accruing to Participants under the Plan; (ii) increase the amount of Common Stock for which Awards may be made under the Plan, except as permitted under Sections 1.7 and Article 9; or (iii) change the provisions relating to the eligibility of individuals to whom Awards may be made under the Plan. In addition, if the Company’s Common Stock is listed on a Stock Exchange, the Board may not amend the Plan in a manner requiring approval of the shareholders of the Company under the rules of the Stock Exchange without obtaining the approval of the shareholders.

(c)    No amendment, modification, or termination of the Plan or an outstanding Agreement shall in any manner materially and adversely affect any then outstanding Award under the Plan without the consent of the Participant holding such Award, except as set forth in any Agreement relating to the Award, or to bring the Plan and/or an Award into compliance with the requirements of Code Section 409A or to qualify for an exemption under Code Section 409A.

10.7        Effect on Employment or Services.    Neither the adoption of the Plan nor the granting of any Award pursuant to the Plan shall be deemed to create any right in any individual to be retained or continued in the employment or services of the Company or a Subsidiary.

10.8        Use of Proceeds.    The proceeds received from the sale of Common Stock pursuant to the Plan shall be used for general corporate purposes of the Company.

10.9        Severability.    If any one or more of the provisions (or any part thereof) of this Plan or of any Agreement issued hereunder, shall be held to be invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan or of any Agreement shall not in any way be affected or impaired thereby. The Board may, without the consent of any Participant, and in a manner determined necessary solely in the discretion of the Board, amend the Plan and any outstanding Agreement as the Company deems necessary to ensure the Plan and all Awards remain valid, legal or enforceable in all respects.

10.10        Beneficiary Designation.    Subject to local laws and procedures, each Participant may file a written beneficiary designation with the Company stating who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before receipt of any or all of a Plan benefit. Each designation shall revoke all prior designations by the same Participant, be in a form prescribed by the Company, and become effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a Participant dies without an effective beneficiary designation for a beneficiary who is living at the time of the Participant’s death, the Company shall pay any remaining unpaid benefits to the Participant’s legal representative.

10.11        Unfunded Obligation.    A Participant shall have the status of a general unsecured creditor of the Company. Any amounts payable to a Participant pursuant to the Plan shall be unfunded and unsecured obligations for all purposes including, without limitation, Title I of ERISA. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or the Company and a Participant, or otherwise create any Vested or beneficial interest in any Participant or the Participant’s creditors in any assets of the Company. A Participant shall have no claim against the Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.

10.12        Approval of Plan.    The Plan shall be subject to the approval of the holders of at least a majority of the shares present in person or represented by proxy and entitled to vote on a proposal to approve the Plan at a duly held meeting of shareholders of the Company held within twelve (12) months after adoption of the Plan by the Board. If not approved by shareholders within twelve (12) months after approval by the Board, the Plan shall be null and void, with no further force or effect.

10.13        Governing Law.    Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and Agreements under the Plan, shall be governed by the laws of the State of Michigan, without regard to its conflict of law rules.

IN WITNESS WHEREOF, the Asset Acceptance Capital Corp. 2012 Stock Incentive Plan has been executed on behalf of the Company on this 10th day of May, 2012.

ASSET ACCEPTANCE CAPITAL CORP.

By:	/s/ Rion B. Needs
Its:	President and Chief Executive Officer

BOARD APPROVAL: 2/28/2012

SHAREHOLDER APPROVAL: 5/10/2012